Exhibit 10.27

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SUPPLIER AGREEMENT

Supplier Number: −40−	Effective Date: //

This Supplier Agreement (“Agreement”) between the party listed below (“Supplier”) and Wal−Mart Stores, Inc., Wal−Mart Stores East, LP, Wal−Mart Stores East, Inc., Wal−Mart Stores Texas, LP, Sam’s West, Inc., Sam’s East, Inc. and affiliates (hereinafter referred to collectively as “Company”) sets forth Supplier’s qualifications and the general terms of the business relationship between Company and Supplier. The parties agree that all sales and deliveries of all Merchandise (as defined below) by Supplier to Company and all Orders (as defined below) by Company will be covered by and subject to the terms of this Agreement, the Standards for Suppliers (which is attached and incorporated by reference) and any Order signed or initialed (electronically or otherwise) by an Authorized Buyer (as defined below) for Company. This Agreement becomes effective on the date shown above and remains effective for the term set forth herein. The execution and submission of this Agreement does not impose upon Company any obligation to purchase Merchandise.

General Supplier Information

Supplier’s Business Classification: (Please disregard this section if Supplier is not a female or minority−owned business)

Woman−Owned?	Minority Owned?

BLACK ASIAN−PACIFIC AMERICAN INDIAN ESKIMO HISPANIC NATIVE AMERICAN ALEUT NATIVE HAWAIIAN

If Supplier falls within any of the above classes, and has been certified as minority−owned by a government agency or purchasing council, Supplier is qualified for the first step in the Wal−Mart Minority/Female Owned Business Development Program (the “Supplier Development Program”). Supplier agrees to provide to Company a copy of its certification as a prerequisite to qualification in the Supplier Development Program. For further information, please contact the Wal−Mart Supplier Development Office at 1−800−604−4555.

Enter the Federal Taxpayer Identification Number (TIN) of the Supplier Named Below.

If a TIN has not been issued, enter the Employer’s Social Security Number.

TIN: *****0274

Type of Payee (Check Only One): _Individual/Sole Proprietorship _Corporation _Partnership X Other

Supplier Information:	FACTOR NUTRITION LABS	President :	PAUL LEVINSHOHN	Phone:	2073212309
Address:	100 COMMERCIAL STREET	Acct. Executive or V.P. Sales:	MICHAEL WILSON	Phone:	2073212303
Address 2:
City/State/Zip:	PORTLAND, ME 04101	Acct. Contact:		Phone:

ADDRESS TO MAIL PAYMENT:		ADDRESS TO SEND ORDERS:

Supplier Name:	FACTOR NUTRITION LABS	Supplier Name:	FACTOR NUTRITION LABS

Address:	100 COMMERCIAL STREET SUITE 200	Attention:	JAIME UNDERWOOD

Address 2:		Address:	100 COMMERCIAL STREET

City/State/Zip:	PORTLAND, ME 04101	City/State/Zip:	PORTLAND, ME 04101

Factor Name:		Street Address for use by delivery services other than the U.S.

Supplier Also Doing Business As: (Attach a list to Agreement if space below is insufficient):		Mail, if not already shown in the Purchase Order address above.:
Room:
Supplier Number:		Expedite Orders: Phone:	Extension #:
2073212337

ADDRESS TO MAIL CLAIM DOCUMENTATION:
ADDRESS TO SEND
Attention:	JAIME UNDERWOOD	PRICING TICKETS:
Address:	100 COMMERCIAL STREET	Supplier Name:	FACTOR NUTRITION LABS
City/State/Zip:	PORTLAND, ME 04101	Attention:	JAIME UNDERWOOD
Accounting Phone Number: 2073212337	Extension #: 0	Address:	100 COMMERCIAL STREET
Toll Free Number:	Fax Number: 2073212397	City/State/Zip:	PORTLAND, ME 04101

Has Supplier or any related entity previously conducted business with Company? Yes No X	If so, under what name(s)?

STANDARD TERMS AND CONDITIONS

1. DEFINITIONS. As used in this Agreement or any Company issued Order, the following capitalized words shall have the following meanings:

(a) “Account” shall mean any right to receive payments arising under this Agreement.

(b) “Anticipation” shall mean the intentional or unintentional payment of obligations prior to the due date which results in a monetary adjustment in amounts payable to Supplier.

(c) “Authorized Buyer” shall mean any General Merchandise Manager, Divisional Merchandise Manager, Buyer 1, 2 or 3 and replenishment manager assigned to the Wal−Mart category/department corresponding to the purchased Merchandise.

(d) “Merchandise” shall mean all products, goods, materials, equipment, articles, and tangible items supplied by Supplier to Company and all packaging, instructions, warnings, warranties, advertising and other services included therewith.

(e) “Electronic Data Interchange” (“EDI”) shall mean the moving of information regarding specific business processes (invoicing, ordering, reporting, etc.) electronically between two or more businesses. The information is transmitted electronically structured according to standards mandated by Company.

( ) “End of Month Dating” shall mean payment terms beginning at the first of the following month rather than from the receipt of merchandise, if the merchandise is received on or after the 24th of the month.

(a) “High Risk Supplier” shall mean a Supplier identified as such by Company in view of the nature of the Supplier’s products, the severity of claims made against Supplier’s products, the frequency of claims made, past litigation involving the Supplier’s products and other factors deemed relevant by Company.

(b) “Order” shall mean any written or electronic purchase order issued by Company.

(c) “Recall” shall mean any removal of Merchandise from the stream of commerce initiated by Supplier, a government entity or Company.

(d) “Standards” shall mean the Wal−Mart Stores, Inc. Standards for Suppliers, attached hereto.

(e) “Vendor Master” shall mean the accounting department of Company responsible for control and processing of new supplier agreements and updates to existing agreements.

2. ORDERS; CANCELLATION. Supplier may ship only after receipt of an Order. Acceptance of an Order may be made only by shipment of the Merchandise in accordance herewith. Acceptance is expressly limited to all of the terms and conditions of such Order, including, all shipping, routing and billing instructions and all attachments and supplemental instructions delivered therewith. Shipments made contrary to Company’s routing instructions will be deemed F.O.B. Destination (either store, club or warehouse). Supplier’s invoice, confirmation memorandum or other writing may not vary the terms of any Order. Supplier’s failure to comply with one or more terms of an Order shall constitute an event of default and shall be grounds for the exercise by Company of any of the remedies provided for in this Agreement or by applicable law. Projections, past purchasing history and representations about quantities to be purchased are not binding, and Company shall not be liable for any act or expenditure (including but not limited to expenditures for equipment, materials, packaging or other capital expenditures) by Supplier in reliance on them. Company may cancel all or any part of an Order at any time prior to shipment.

3. SUPPLIER FINANCIAL INFORMATION; SALES TO COMPANY. Supplier shall submit to Company with this Agreement one of the following: (1) a complete set of audited current financial statements, (2) a current Dun & Bradstreet financial report, or (3) if publicly held, Supplier’s most recent annual report to shareholders and management proxy information. If Company’s purchases from Supplier are anticipated by Supplier to constitute twenty percent (20%) or more of Supplier’s gross annual sales on a calendar year basis, Supplier agrees to notify Company of this fact, in writing, within thirty (30) days of Supplier becoming aware of such possibility.

4. PAYMENT TERMS; CASH DISCOUNT; ANTICIPATION. Supplier shall transmit invoices on the same day Merchandise is shipped, but payment terms shall date from Company’s receipt of the Merchandise. If Supplier selects End of Month Dating on Appendix 1 hereto, Merchandise received after the 24th of any month shall be payable as if received on the first day of the following month. Any cash discount selected by Supplier on Appendix 1 will be calculated on the gross amount of Supplier’s invoice. Anticipation may be taken upon the mutual consent of the parties.

5. SET−OFF; RESERVATION OF ACCOUNT; CREDIT BALANCE. Company may set off against amounts payable under any Order all present and future indebtedness of Supplier to Company arising from this or any other transaction whether or not related hereto. If Company determines that Supplier’s performance under an Order and/or this Agreement is likely to be impaired, Company may establish a reserve on Supplier’s Account to satisfy Supplier’s actual or anticipated obligations to Company arising from any such Order or this Agreement, by withholding payment of Supplier’s invoices. Supplier agrees that any credit balance will be paid in cash to Company upon written request.

IMPORTANT NOTICE: ALL PAYMENTS OF MONIES OWED PURSUANT TO THIS SUPPLIER AGREEMENT AND PURCHASE ORDERS MUST BE MAILED TO THE FOLLOWING ADDRESS:

WAL−MART STORES, INC./SAM’S CLUB, C/O CORPORATE ACCOUNTING, P.O. BOX 500787, ST. LOUIS, MISSOURI 63150−0787.

Note: Any payments on your Wal−Mart or SAM’S CLUB Credit Card should be mailed to the billing address indicated on your credit card statement, not the address above.

6. NOTICE REGARDING ASSIGNMENT OF ACCOUNTS; ACCOUNT DISPUTES. Supplier shall provide Company written notice of an assignment, factoring, or other transfer of its Account at least 30 days prior to such assignment, factoring, or other transfer taking legal effect. Such written notice shall include the name and address of the assignee/transferee, the date the assignment is to begin, and terms of the assignment, and shall be considered delivered upon receipt of such written notice by Vendor Master. Supplier may have only one assignment, factoring or transfer of its Account effective at any time. The assignment of any Account hereunder shall not affect Company’s rights set forth in Section 5 of this Agreement. Supplier shall defend indemnify and hold Company harmless from any and all lawsuits, claims, demands, actions, damages (including reasonable attorney fees, court costs, obligations, liabilities or liens) arising from or related to the assignment, transfer or factoring of its Account. Supplier releases and waives any right, claim or action against Company for amounts due and owing under this Agreement where Supplier has not complied with the notice requirements of this provision. Notices required pursuant to this Section shall be mailed to: Wal−Mart Stores, Inc., Attn: Vendor Master, 1108 S.E. 10th St. Bentonville, AR 72716−0680.

Notwithstanding the foregoing, any dispute or any other circumstance, Company reserves the right to remit payment to Supplier.

7. TAXES. The prices set forth in any Order are deemed to include all taxes. If any manufacturer’s excise or other similar or different taxes are paid on the Merchandise described in any Order and if such tax, or any part thereof, is refunded to Supplier, then Supplier shall immediately pay Company the amount of such refund.

8. PRICE PROTECTION; PRICE GUARANTEE AND NOTICE OF PRICE INCREASES. Supplier guarantees its prices against manufacturer’s or Supplier’s own price decline. If Supplier reduces its price on any Merchandise sold to Company, which Merchandise has not yet been delivered to Company by Supplier or, if consistent with Supplier’s practice, which Merchandise is currently in Company’s inventory (including Merchandise on hand, in warehouses and in transit), Supplier shall at Company’s discretion either issue a check or give Company a credit equal to the price difference for such Merchandise, multiplied by the units of such Merchandise to be delivered by Supplier and/or currently in Company’s inventory. For all Merchandise not yet shipped to Company, Supplier agrees to meet the price of any of its competitors selling comparable merchandise. If a court, regulatory agency or other government entity with jurisdiction finds that the prices on an Order are in excess of that allowed by any law or regulation of any governmental agency, the prices shall be automatically revised to equal a price which is not in violation of said law or regulation. If Company shall have made payment before it is determined that there has been a violation of this section, Supplier shall promptly refund an amount of money equal to the difference between the price paid for the Merchandise and the price which is not in violation of this section. If contemporaneously with Supplier’s sale of Merchandise to the Company, Supplier sells or offers to any competitor of Company any merchandise of like grade and quality at lower prices and/or on terms more favorable than those stated on the Order, the prices and/or terms of the Order shall be deemed automatically revised to equal the lowest prices and most favorable terms at which Supplier shall have sold or shall have offered such merchandise and payment shall be made accordingly. If Company shall become entitled to such lower prices, but shall have made payment at any prices in excess thereof, Supplier shall promptly refund the difference in price to Company. If there is a price increase, Supplier shall give Company written notice of any such increase at least sixty (60) days prior to the effective date of the increase.

9. SUPPLIER EDI RESPONSIBILITIES.

(a) Supplier shall electronically receive Orders and send Company invoices via EDI unless otherwise agreed to by Company in writing.

(b) Supplier shall assure that access by its employees to the EDI interchange is restricted by password to those persons authorized to contractually bind Supplier.

(c) Supplier’s use of the EDI interchange acknowledges Supplier’s review and acceptance of the terms and requirements for using the EDI system to contract electronically.

(d) Supplier will establish a user I.D. to identify itself, and the presence of this user I.D. in the EDI interchange will be sufficient to verify the source of the data and the authenticity of the document.

(e) Documents containing the user I.D. will constitute a signed writing, and neither party shall contest the validity or enforceability of the document on the basis of lack of a signature or sufficient identification of the parties.

(f) EDI documents or printouts thereof shall constitute originals.

(g) EDI documents will be retained by both Company and Supplier in a form that is accessible and reproducible.

(h) If Company agrees to waive the EDI requirements of this section of this Agreement, Orders may be sent via overnight mail at Supplier’s expense.

10. PURCHASE COSTS AND CONDITIONS. Supplier is responsible for verifying the accuracy of costs, discounts, allowances and all other terms of sale on all Orders. If incorrect information exists, Supplier shall notify Company not less than twenty−four (24) hours prior to shipment. If a change is necessary, no shipment is to commence without written confirmation of the change from an authorized member of Company’s merchandising department. If Merchandise ships prior to discovery of an error on the Order, the parties shall confer within forty−eight (48) hours of such discovery to determine the actions to be taken regarding the erroneous Order.

11. SHIPPER LOAD AND COUNT RESPONSIBILITIES. Supplier who is shipping a full truckload collect, or full truckload under Company control, to Company will be responsible for monitoring its shipping process. Supplier is required to close the trailer, seal it with a Supplier−provided seal, and document the seal number on all copies of the Bill of Lading. All such shipments will be considered Shipper Load and Shipper Count, whether or not so notated. If Supplier fails to seal the trailer, or fails to reference and identify the seal on all copies of the Bill of Lading, and shortages occur, Supplier shall be liable for such shortage. The Shipper expressly agrees that the contractual provision herein shall supersede any contrary Bill of Lading term, clause, notation, other provision, or any other writing.

12. DELIVERY TIME. THE TIME SPECIFIED IN AN ORDER FOR SHIPMENT OF MERCHANDISE IS OF THE ESSENCE OF THIS AGREEMENT AND IF SUCH MERCHANDISE IS NOT SHIPPED WITHIN THE TIME SPECIFIED, COMPANY RESERVES THE RIGHT, AT ITS OPTION AND WITHOUT LIMITATION, TO CANCEL THE ORDER AND/OR REJECT ANY MERCHANDISE DELIVERED AFTER THE TIME SPECIFIED. In addition to the aforementioned remedy, Company may exercise any other remedies provided for in this Agreement or provided by applicable law, including but not limited to those remedies provided by the Uniform Commercial Code. Notwithstanding Company’s right to cancel shipment, or to reject or revoke acceptance of Merchandise, Supplier agrees to inform Company immediately of any actual or anticipated failure to ship all or any part of an Order or the exact Merchandise called for in an Order on the shipment date specified. Acceptance of any Merchandise shipped after the specified shipment date shall not be construed as a waiver of any of Company’s rights or remedies resulting from the late shipment.

13. REPRESENTATIONS, WARRANTIES AND GUARANTEES. By acceptance of an Order, Supplier represents, warrants and guarantees that:

(a) The Merchandise will be new and not used, remanufactured, reconditioned or refurbished, and will comply with all specifications contained in such Order and will be of equal or better quality as all samples delivered to Company;

(b) The Merchandise is genuine and is not counterfeit, adulterated, misbranded, falsely labeled or advertised or falsely invoiced within the meaning of any applicable local, state or federal laws or regulations;

(c) The Merchandise has been labeled, advertised and invoiced in accordance with the requirements (if applicable) of the Wool Products Labeling Act of 1939, the Fur Products Labeling Act, the Textile Fiber Products Identification Act and any other applicable local, state or federal laws or regulations, and the sale of the Merchandise by Company does not and will not violate any such laws;

(d) Reasonable and representative tests made in accordance with the requirements of the Flammable Fabrics Act (if applicable) show that the Merchandise is not so highly flammable as to be dangerous when worn by individuals;

(e) The Merchandise is properly labeled as to content as required by applicable Federal Trade Commission Trade Practice Rules, the Fair Labor Standards Act, the Federal Food, Drug and Cosmetics Act and similar local, state or federal laws, rules or regulations;

(f) The Merchandise shall be delivered in good and undamaged condition and shall, when delivered, be merchantable and fit and safe for the purposes for which the same are intended to be used, including but not limited to consumer use;

(g) The Merchandise does not infringe upon or violate any patent, copyright, trademark, trade name, trade dress, trade secret or, without limitation, any other rights belonging to others, and all royalties owed by Supplier, if any, have been paid to the appropriate licensor;

(h) All weights, measures, sizes, legends or descriptions printed, stamped, attached or otherwise indicated with regard to the Merchandise are true and correct, and conform and comply with all laws, rules, regulations, ordinances, codes and/or standards of federal, state and local governments relating to said Merchandise;

(i) The Merchandise is not in violation of any other laws, ordinances, statutes, rules or regulations of the United States or any state or local government or any subdivision or agency thereof, including but not limited to all laws and regulations relating to health, safety, environment, serial and identification numbers, labeling and country of origin designation, toxic substances, OSHA and EPA regulations, Federal Meat Inspection Act or Poultry Products Inspections Act (or any other food safety statute) and the requirements of California Proposition 65, and such Merchandise or the sale thereof by Company do not and will not violate any such laws;

(j) All Merchandise shall have an accurate twelve (12) digit manufacturer−assigned UPC number that complies with Companys UPC requirements, as amended from time to time;

(k) There is no other impediment or restriction, legal or otherwise, that limits, prohibits or prevents Supplier from selling and delivering the Merchandise to Company or limits, prohibits or prevents Company from reselling the Merchandise to its customers;

(l) The Merchandise is mined, produced, manufactured, assembled and packaged in compliance with the Standards; and

(m) The Merchandise is not transshipped for the purpose of mislabeling, evading quota or country of origin restrictions or avoiding compliance with the Standards. Where applicable, Supplier agrees to provide Company with a current, complete and accurate Material Safety Data Sheet (“MSDS”) for said Merchandise;

(n)if any particular item of Merchandise under this Agreement contains a powder, liquid, gel or paste that is not intended for human consumption; a compressed gas or propellant (such as an aerosol); or a flammable solid (such as matches), Supplier shall notify Company. If the item Merchandise contains such properties, Companys Chemicals Return Policy shall govern all returns of such Merchandise and Supplier shall promptly elect return options under that policy.

It shall be within the sole discretion of Company to determine if Supplier has breached the above−mentioned representations, warranties and guarantees. In addition to the representations, warranties and guarantees contained in this paragraph, all other representations, warranties and guarantees provided by law, including but not limited to any warranties provided by the Uniform Commercial Code, are specifically incorporated herein. Nothing contained in this Agreement or an Order shall be deemed a waiver of any representations, warranties or guarantees implied by law.

14. INDEMNIFICATION. Supplier shall protect, defend, hold harmless and indemnify Company, including its officers, directors, employees and agents, from and against any and all lawsuits, claims, demands, actions, liabilities, losses, damages, costs and expenses (including attorneys’ fees and court costs), regardless of the cause or alleged cause thereof, and regardless of whether such matters are groundless, fraudulent or false, arising out of any actual or alleged:

(a) Misappropriation or infringement of any patent, trademark, trade dress, trade secret, copyright or other right relating to any Merchandise;

(b) Death of or injury to any person, damage to any property, or any other damage or loss, by whomsoever suffered, resulting or claimed to result in whole or in part from any actual or alleged use of or latent or patent defect in, such Merchandise, including but not limited to (i) any actual or alleged failure to provide adequate warnings, labelings or instructions, (ii) any actual or alleged improper construction or design of said Merchandise, or (iii) any actual or alleged failure of said merchandise to comply with specifications or with any express or implied warranties of Supplier;

(c) Violation of any law, statute, ordinance, governmental administrative order, rule or regulation relating to the merchandise, or to any of its components or ingredients, or to its manufacture, shipment, labeling, use or sale, or to any failure to provide a Material Safety Data Sheet or certification;

(d) Act, activity or omission of Supplier or any of its employees, representatives or agents, including but not limited to activities on Company’s premises and the use of any vehicle, equipment, fixture or material of Supplier in connection with any sale to or service for the Company; and

(e) Any installation by Supplier of Merchandise covered by this Agreement.

Supplier shall promptly notify Company of the assertion, filing or service of any lawsuit, claim, demand, action, liability or other matter that is or may be covered by this indemnity, and shall immediately take such action as may be necessary or appropriate to protect the interests of Company, its officers, directors, employees and agents. Any and all counsel selected or provided by Supplier to represent or defend Company or any of its officers, directors, employees or agents shall accept and acknowledge receipt of Company’s Indemnity Counsel Guidelines, and shall conduct such representation or defense strictly in accordance with such Guidelines. If Company in its sole discretion shall determine that such counsel has not done so, or appears unwilling or unable to do so, Company may replace such counsel with other counsel of Company’s own choosing. In such event, any and all fees and expenses of Company’s new counsel, together with any and all expenses or costs incurred on account of the change of counsel, shall be paid or reimbursed by Supplier as part of its indemnity obligation hereunder. Company shall at all times have the right to direct the defense of, and to accept or reject any offer to compromise or settle, any lawsuit, claim, demand or liability asserted against Company or any of its officers, directors, employees or agents. The duties and obligations of Supplier created hereby shall not be affected or limited in any way by Company’s extension of express or implied warranties to its customers.

15. RECALLS. If Merchandise is the subject of a Recall, whether initiated by Supplier, Company or a government entity (including the issuance of safety notices), Supplier shall be responsible for all matters and costs associated with the Recall, including but not limited to:

(a) Consumer notification and contact;

(b) All expenses and losses incurred by Company in connection with such Recall (and where applicable, any products with which the Recalled Merchandise has been packaged, consolidated or commingled), including but not limited to refunds to customers, lost profits, transportation costs and all other costs associated therewith; and

(c) Initial contact and reporting of the Recall to any government agency having jurisdiction over the affected Merchandise.

If a government agency initiates any inquiry or investigation relating to the Merchandise or similar goods manufactured or supplied by Supplier, Supplier shall notify Company immediately thereof and take reasonable steps to resolve the matter without exposing Company to any liability or risk.

16. LIMITATION OF DAMAGES. In no event shall Company be liable for any punitive, special, incidental or consequential damages of any kind (including but not limited to loss of profits, business revenues, business interruption and the like), arising from or relating to the relationship between Supplier and Company, including all prior dealings and agreements, or the conduct of business under or breach of this Agreement or any Order, Company’s cancellation of any Order or Orders or the termination of business relations with Supplier, regardless of whether the claim under which such damages are sought is based upon breach of warranty, breach of contract, negligence, tort, strict liability, statute, regulation or any other legal theory or law, even if Company has been advised by Supplier of the possibility of such damages.

17. REMEDIES. Supplier’s failure to comply with any of the terms and conditions of this Agreement or any Order shall be grounds for the exercise by Company of any one or more of the following remedies:

(a) Cancellation of all or any part of any undelivered Order without notice, including but not limited to the balance of any remaining installments on a multiple−shipment Order;

(b) Rejection (or revocation of acceptance) of all or any part of any delivered shipment. Upon rejection or revocation of acceptance of any part of or all of a shipment, Company may return the Merchandise or hold it at Supplier’s risk and expense. Payment of any invoice shall not limit Company’s right to reject or revoke acceptance. Company’s right to reject and return or hold Merchandise at Supplier’s expense and risk shall also extend to Merchandise which is returned by Company’s customers. Company may, at its option, require Supplier to grant a full refund or credit to Company of the price actually paid by any customer of Company for any such item in lieu of replacement with respect to any item. Company shall be under no duty to inspect the Merchandise, and notice to Supplier of rejection shall be deemed given within a reasonable time if given within a reasonable time after notice of defects or deficiencies has been given to Company by its customers. In respect of any Merchandise rejected (or acceptance revoked) by Company, there shall be charged to Supplier all expenses incurred by Company in (i) unpacking, examining, repacking and storing such Merchandise (it being agreed that in the absence of proof of a higher expense that the Company shall claim an allowance for each rejection at the rate of 10% of the price for each rejection made by Company) and (ii) landing and reshipping such Merchandise. Unless Company otherwise agrees in writing, Supplier shall not have the right to make a conforming delivery within the contract time;

(c) Termination of all current and future business relationships;

(d) Assessment of monetary fines as determined in Company’s reasonable discretion;

(e) Recovery from Supplier of any damages sustained by Company as a result of Supplier’s breach or default; and

(f) Buyer’s remedies under the Uniform Commercial Code and such other remedies as are provided under applicable law.

These remedies are not exclusive and are in addition to all other remedies available to Company at law or in equity.

18. INSURANCE REQUIREMENTS. Supplier is required to obtain and maintain the following insurance coverage from a carrier acceptable to Company in the amounts and with the conditions listed below:

a) Commercial General Liability, including Contractual, Personal & Advertising Injury, Products and Completed Operations coverage, with certificate holder named as Additional Insured as evidenced by attached endorsement or blanket additional insured coverage provided by the policy. Policy shall be occurrence based with limits of no less than $5,000,000 per occurrence, without any aggregate limits or $50,000,000 in the aggregate. Defense costs shall not apply against coverage limits. High Risk Suppliers (as defined by Company) shall maintain policy limits of not less than $10,000,000 per occurrence without any aggregate limits or $100,000,000 in the aggregate.

b) Statutory Workers’ Compensation Coverage for a Supplier whose employees will be entering Company’s premises, with $1,000,000 in employers’ liability coverage and a waiver of subrogation where Permitted By Law.

c) Automobile Coverage, with certificate holder named as Additional Insured as evidenced by attached endorsement or blanket additional insured coverage provided by the policy, for a Supplier whose employees or agents will be driving on Company’s premises or making delivery to Company’s premises shall be occurrence based with limits of no less than $5,000,000 per occurrence, without any aggregate limits or $50,000,000 in the aggregate. Defense costs shall not apply against coverage limits.

d) Supplier shall provide at least thirty (30) days’ written notice prior to any cancellation of any policy of insurance maintained hereunder, and each such policy shall obligate the insurer to provide at least thirty (30) days’ written notice to Company in advance of any contemplated cancellation or termination thereof.

e) Supplier’s insurance shall be considered primary, non−contributory and not excess coverage.

A copy of Supplier’s current Certificate of Insurance with the following requirements must be submitted with this Agreement:

●Certificate Holder should read: WAL−MART STORES, INC., ITS SUBSIDIARIES & ITS AFFILIATES, 702 SW 8th Street, Bentonville, AR 72716−0145, Attn: Risk Management

●Renewals of Certificates of Insurance must be submitted prior to expiration of insurance coverage

●Existing Suppliers must include Supplier Number on Certificate of Insurance.

●Please direct any questions regarding your insurance to Risk Management at (479) 277−1658 or (479) 277−2890.

SUPPLIER CONTACT FOR PRODUCT LIABILITY CLAIMS:

Name:	FACTOR NUTRITION LABS	Insuring Company:		FEDERAL INSURANCE COMPANY
Address:	100 COMMERCIAL STREET	Telephone:	5163333000	Extension #: 0
City/State/Zip:	PORTLAND, ME 04101
Telephone:	2073212300	Extension #: 109
Fax Number:	2077754349	e−mail: PLEVINSOHN@FACTORNUTRITION.COM

19. FORCE MAJEURE. If any place of business or other premises of Company shall be affected by lockouts, strikes, riots, war, acts of terrorism, fire, civil insurrection, flood, earthquake or any other casualty or cause beyond Company’s control, which might reasonably tend to impede or delay the reception, handling, inspecting, processing or marketing of the Merchandise covered by this Agreement, Company may, at its option, cancel all or any part of the undelivered Order hereunder by giving written notice to Supplier which notice shall be effective upon mailing.

20. ASSIGNMENT. Except as specifically set forth in Section 6, no part of this Agreement or of any Order shall be assignable by Supplier without the written consent of Company, and Company shall not be obligated to accept a tender of performance by any assignee, unless Company shall have previously expressly consented in writing to such an assignment.

21. PUBLICITY; USE OF NAME AND INTELLECTUAL PROPERTY. Supplier shall not refer to Company in any advertising or published communication without the prior written approval of Company. Supplier shall not use, or allow to be used, Company’s name, logo, trademarks, service marks, patents, copyrights or trade dress without the prior written approval of Company. Company may use Supplier’s name, logo, trademarks, service marks, patents, copyrights and trade dress in connection with Company’s marketing of the Merchandise.

22. COMPLIANCE WITH STANDARDS FOR SUPPLIER. Supplier warrants that it has read and understands and will comply with the requirements set forth in the Standards located at http://www.walmartstores.com/Files/SupplierStandards.pdf, or attached, as may be reasonably amended from time to time by Company. If the Supplier is not able to view the Standards on−line they may request a current copy from Supplier Development, their local Global Procurement office or from the Direct Imports Division. Company reserves the right to cancel any outstanding Order, refuse any shipments and otherwise cease to do business with Supplier if Supplier fails to comply with any terms of the Standards or if Company reasonably believes Supplier has failed to do so.

23. SEVERABILITY; WAIVER. At the option of Company, no finding that a part of this Agreement is invalid or unenforceable shall affect the validity of any other part hereof. Company’s failure to enforce at any time any provision of this Agreement will not be construed as a waiver of such provision or of any rights thereafter to enforce such provision. Any waiver by Company of any of the terms and conditions of this Agreement or any Order must be in writing signed by an authorized representative of Company.

24. FORUM SELECTION; CHOICE OF LAW; STATUTE OF LIMITATIONS. This Agreement, any and all Orders, and any and all disputes arising thereunder or relating thereto, whether sounding in contract or tort, shall be governed by and construed in accordance with the laws of the State of Arkansas without regard to the internal law of Arkansas regarding conflicts of law, and the federal and/or state courts of Benton and Washington County, Arkansas, shall have exclusive jurisdiction over any actions or suits relating thereto. The parties mutually acknowledge and agree that they shall not raise, and hereby waive, any defenses based upon venue, inconvenience of forum or lack of personal jurisdiction in any action or suit brought in accordance with the foregoing. Any legal action brought by Supplier against Company with respect to this Agreement or any Orders shall be filed in one of the above referenced jurisdictions within two (2) years after the cause of action arises or it shall be deemed forever waived. The parties acknowledge that they have read and understand this clause and agree willingly to its terms.

25. ATTORNEY FEES AND INTEREST OBLIGATIONS. Company reserves the right to charge Supplier interest at the rate of 12% per annum or such lower rate as may be permitted under applicable law for any obligations owed by Supplier to Company, including debit balances not paid within thirty (30) days after due, until such amounts are paid in full, and Company will be entitled to recover from Supplier its attorneys’ fees and costs incurred in collecting any past−due obligation.

26. NOTICES. Unless otherwise specifically provided for herein, any notice or demand which under the terms of this Agreement or under any statute must or may be given or made shall be in writing and shall be given or made by overnight express service addressed as follows: if to Company: Wal−Mart Stores, Inc., Attn: General Merchandise Manager (identify department or category), 702 SW 8th Street, Bentonville, AR 72716. If to Supplier: to Supplier’s address set forth above. Such notice or demand shall be deemed given on the second (2nd) business day after deposit of such notice or demand with the overnight express service. The above addresses may be changed at any time by giving prior written notice as provided above.

27. TERM OF AGREEMENT. This Agreement ends one year after the Effective Date. This Agreement may only be renewed or extended by an agreement signed by an authorized officer of Company and Supplier. Supplier and Company are under no obligation to extend the term of this Agreement or to renew this Agreement. Neither Supplier nor Company should take any actions in reliance upon this Agreement being extended or renewed. Neither party shall be responsible for any costs incurred by the other in anticipation of the extension or renewal of this Agreement.

28. INFORMATION SECURITY. Supplier represents that it currently follows industry best practices as a means to prevent any compromise of its information systems, computer networks, or data files (“Systems”) by unauthorized users, viruses, or malicious computer programs which could in turn be propagated via computer networks, email, magnetic media or other means to Company. Supplier agrees to immediately give Company notice if the security of its Systems are breached or compromised in any way.

Supplier agrees to apply appropriate internal information security practices, including, but not limited to, using appropriate firewall and anti−virus software; maintaining said countermeasures, operating systems, and other applications with up−to−date virus definitions and security patches; installing and operation security mechanisms in the manner in which they were intended sufficient to ensure the Company will not be impacted nor operations disrupted; and permitting only authorized users access to computer systems, applications, and Retail Link.

Supplier specifically agrees to: use up−to−date anti−virus tools to remove known viruses and malware from any email message or data transmitted to Company; prevent the transmission of attacks on Company via the network connections between Company and the Supplier; and prevent unauthorized access to Company systems via the Supplier’s networks and access codes.

In accordance with all applicable US and International privacy laws, Supplier agrees to safeguard confidential protected individually identifiable personal information (health, financial, identity) which are received, transmitted, managed, processed, etc. and to require subcontractor or agent to meet these same security agreements.

Financial service suppliers, who handle personally identifiable financial information of our customers agree to maintain a current SAS70 Type II audit.

29. SURVIVAL OF PROVISIONS. The provisions of this Agreement which by their nature are intended to survive termination of this Agreement (including but not limited to representations, warranties, guarantees, indemnifications, payment of obligations, remedies, forum selection and statute of limitations) shall survive its termination.

The parties hereto agree that this Agreement, the Standards and any Order constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement. All prior agreements, negotiations, dealings and understandings, whether written (including any electronic record) or oral, regarding the subject matter hereof, are superseded by this Agreement. Any changes in this Agreement shall be in writing and executed by both parties. Furthermore, if there is a conflict of terms between this Agreement and an Order, this Agreement shall be the controlling document.

We (Company) will never assume that you (Supplier) will be willing to extend or renew this Agreement or to accept any specific volume of Orders. Conversely, we urge you never to assume that this Agreement will be renewed or extended by us or that we will issue Orders for specific volume of Merchandise, even if your impression is based on discussions you may have had with Company representatives. No Company representative has authority to renew or extend this Agreement except in a writing signed by an authorized officer of Company, and no Company representative has authority to order Merchandise except an Authorized Buyer through an Order issued pursuant to and subject to the terms of this Agreement.

Supplier No.	Department No. 40	Effective Date: //

WAL−MART STORES, INC.

STANDARDS FOR SUPPLIERS

Wal−Mart Stores, Inc. (“Wal−Mart”) has enjoyed success by adhering to three basic beliefs since its founding in 1962:

1. Respect for the Individual

2. Service to our Customers

3. Strive for Excellence

Wal−Mart strives to conduct its business in a manner that reflects these three basic beliefs. Our suppliers are expected to conform to these beliefs and the values inherent therein and to assure these beliefs and values are reflected in their contracting, subcontracting or other relationships.

Since Wal−Mart believes that the conduct of its suppliers can be attributed to Wal−Mart and affect its reputation, Wal−Mart requires its suppliers to conform to standards of business practices which are consistent with the three beliefs described above. More specifically, Wal−Mart requires conformity from its suppliers with the following standards, and hereby reserves the right to make periodic, unannounced inspections of supplier’s facilities to satisfy itself of supplier’s compliance with these standards:

1. COMPLIANCE WITH APPLICABLE LAWS. All Suppliers shall comply with the legal requirements and standards of their industry under the national laws of the countries in which the Suppliers are doing business, including the labor and employment laws of those countries, and any applicable U.S. laws. Should the legal requirements and standards of the industry conflict, Suppliers must, at a minimum, be in compliance with the legal requirements of the country in which the products are manufactured. If, however, the industry standards exceed the country’s legal requirements, Wal−Mart will favor Suppliers who meet such industry standards. Suppliers shall comply with all requirements of all applicable governmental agencies. Necessary invoices and required documentation must be provided in compliance with the applicable law. Suppliers shall warrant to Wal−Mart that no merchandise sold to Wal−Mart infringes the patents, trademarks or copyrights of others and shall provide to Wal−Mart all necessary licenses for selling merchandise sold to Wal−Mart, which is under license from a third party. All merchandise shall be accurately marked or labeled with its country of origin in compliance with applicable laws and including those of the country of manufacture. All shipments of merchandise will be accompanied by the requisite documentation issued by the proper governmental authorities, including but not limited to Form A’s, import licenses, quota allocations and visas and shall comply with orderly marketing agreements, voluntary restraint agreements and other such agreements in accordance with applicable law. The commercial invoice shall, in English and in any other language deemed appropriate, accurately describe all the merchandise contained in the shipment, identify the country of origin of each article contained in the shipment, and shall list all payments, whether direct or indirect, to be made for the merchandise, including, but not limited to any assists, selling commissions or royalty payments. Backup documentation, and any Wal−Mart required changes to any documentation, will be provided by Suppliers promptly. Failure to supply complete and accurate information may result in cancellation or rejection of the goods.

2. EMPLOYMENT. At a minimum, Wal−Mart expects its “suppliers” to meet the following terms and conditions of employment:

Compensation. Suppliers shall fairly compensate their employees by providing wages and benefits, which are in compliance with the local and national laws of the jurisdictions in which the suppliers are doing business or which are consistent with the prevailing local standards in the jurisdictions in which the suppliers are doing business, if the prevailing local standards are higher.

Hours of Labor. Suppliers shall maintain reasonable employee work hours in compliance with local standards and applicable laws of the jurisdictions in which the suppliers are doing business. Employees shall not work more than 72 hours per 6 days or work more than a maximum total working hours of 14 hours per calendar day (midnight to midnight). The factory should be working toward achieving a 60−hour work week. Wal−Mart will not use suppliers who, on a regularly scheduled basis, require employees to work in excess of the statutory requirements without proper compensation as required by applicable law. Employees should be permitted reasonable days off (at least one day off for every seven−day period) and leave privileges.

Forced Labor/Prison Labor. Forced or prison labor will not be tolerated by Wal−Mart. Suppliers shall maintain employment on a voluntary basis. Wal−Mart will not accept products from suppliers who utilize in any manner forced labor or prison labor in the manufacture or in their contracting, subcontracting or other relationships for the manufacture of their products.

Child Labor. Wal−Mart will not tolerate the use of child labor. Wal−Mart will not accept products from suppliers who utilize in any manner child labor in the manufacture or in the contracting, subcontracting or other relationships for the manufacture of their products. No person shall be employed at an age younger than the law of the jurisdiction of manufacture allows. Where country laws allow children below the age of 14 years to work, Wal−Mart will only recognize the minimum working age of 14 years, regardless of the law of the jurisdiction.

Discrimination/Human Rights. Wal−Mart recognizes that cultural differences exist and different standards apply in various jurisdictions, however, we believe that all terms and conditions of employment should be based on an individual’s ability to do the job, not on the basis of personal characteristics or beliefs. Wal−Mart favors suppliers who have a social and political commitment to basic principles of human rights and who do not discriminate against their employees in hiring practices or any other term or condition of work, on the basis of race, color, national origin, gender, sexual orientation, religion, disability, or other similar factors.

3. WORKPLACE ENVIRONMENT. Wal−Mart expects its suppliers to maintain a safe, clean, healthy and productive environment for its employees. Factories producing merchandise to be sold by Wal−Mart shall provide adequate medical facilities, fire exits and safety equipment, well−lighted and comfortable workstations, clean restrooms, and adequate living quarters where necessary. Workers should be adequately trained to perform their jobs safely. Wal−Mart will not do business with any supplier that provides an unhealthy or hazardous work environment or which utilizes mental or physical disciplinary practices.

4. CONCERN FOR THE ENVIRONMENT. We believe it is our role to be a leader in protecting our environment. We encourage our customers and associates to always reduce, reuse, and recycle. We also encourage our suppliers to reduce excess packaging and to use recycled and non−toxic materials whenever possible. We will favor suppliers who share our commitment to the environment.

9. FACTORY INSPECTION REQUIREMENTS. Scheduled inspections should typically be conducted a maximum of three times per year to ensure compliance with the standards, terms, and conditions set forth herein. Wal−Mart reserves the right to conduct unannounced factory inspections.

In the case of domestic suppliers, factory audits shall typically be conducted by Wal−Mart approved third party audit firms. All charges related to the third party inspection and certification of such facilities shall be paid fully by the supplier. Any supplier who fails or refuses to comply with these standards is subject to immediate cancellation of any and all outstanding orders, refusal or return of any shipment, and termination of its business relationship with Wal−Mart. In the case of suppliers working through Global Procurement Direct Imports, audits should be conducted by Wal−Mart’s internal auditors. Once a factory has been audited and assessed either green or yellow by either Wal−Mart’s internal auditors or an approved third party audit firm, the factory is valid for any supplier to use for Wal−Mart business.

10. RIGHT OF INSPECTION. To further assure proper implementation of and compliance with the standards set forth herein, Wal−Mart or a third party designated by Wal−Mart will undertake affirmative measures, such as on−site inspection of production facilities, to implement and monitor said standards. Any supplier which fails or refuses to comply with these standards or does not allow inspection of production facilities is subject to immediate cancellation of any and all outstanding orders, refuse or return any shipment, and otherwise cease doing business with Wal−Mart.

11. CONFIDENTIALITY. Supplier shall not at any time, during or after the term of this Agreement, disclose to others and will not take or use for its own purposes or the purpose of others any trade secrets, confidential information, knowledge, designs, data, know−how, or any other information reasonably considered “confidential.” Supplier recognizes that this obligation applies not only to technical information, designs and marketing, but also to any business information that Wal−Mart treats as confidential. Any information that is not readily available to the public shall be considered to be a trade secret and confidential. Upon termination of this Agreement, for any cause, supplier shall return all items belonging to Wal−Mart and all copies of documents containing Wal−Mart’s trade secrets, confidential information, knowledge, data or know−how in supplier’s possession or under supplier’s control.

12. WAL−MART GIFT AND GRATUITY POLICY. Wal−Mart Stores, Inc. has a very strict policy which forbids and prohibits the solicitation, offering or acceptance of any gifts, gratuities or any form of “pay off” or facilitation fee as a condition of doing business with Wal−Mart; as a form of gratitude, or as an attempt to gain favor or accept merchandise or services at a lesser degree than what was agreed. Wal−Mart believes in delivering and receiving only the total quantity agreed.

Any supplier, factory or manufacturer who violates this policy by offering or accepting any form of gift or gratuity to/from any associate, employee, agent or affiliate of Wal−Mart Stores, Inc. will be subject to all loss of existing and future business, regardless of whether the gift or gratuity was accepted. In addition, a supplier, factory or manufacturer who violates this policy, will be reported to the appropriate governmental authorities of the supplier’s respective and affiliated jurisdictions.

Failure to report such information will result in severe action against such supplier, trading company or factory including but not limited to termination of all existing and future business relationships and monetary damages.

STANDARDS FOR SUPPLIERS A copy of these Standards for Suppliers shall be posted in a location visible to all employees at all facilities that manufacture products for Wal−Mart Stores, Inc. and its affiliates. Any person with knowledge of a violation of any of these standards by a Supplier or a Wal−Mart associate should call 1−800−WM−ETHIC (1−800−963−8442) (in countries other than the United States, dial AT&T’s U.S.A. Direct Number first) or write to: Wal−Mart Stores, Inc., Business Ethics Committee, 702 SW 8th St., Bentonville, AR 72716−8095.

13. ACKNOWLEDGMENT OF STANDARDS. As an officer or duly authorized representative of my company, a Supplier of Wal−Mart, I have read the principles and terms described in this document and understand my company’s business relationship with Wal−Mart is based upon said company being in full compliance with these principles and terms. I further understand that failure by a Supplier to abide by any of the terms and conditions stated herein may result in the immediate cancellation by Wal−Mart of all outstanding orders with that Supplier and refusal by Wal−Mart to continue to do business in any manner with said Supplier. I am signing this Supplier Agreement as a corporate representative of my company, to acknowledge, accept and agree to abide by the standards, terms and conditions set forth herein between my company and Wal−Mart. I hereby affirm that all actions, legal and corporate, to make this Standards for Suppliers binding and enforceable against my company have been completed.

Supplier No.	Department No. 40	Effective Date: //

APPENDIX

This Appendix constitutes and is part and parcel of the Supplier Agreement. The terms of the Supplier Agreement are binding and enforceable as to this Appendix.

STANDARD PURCHASE ORDER ALLOWANCE

These allowances apply to each Purchase Order issued, unless otherwise agreed to by the parties.

		DISC		HOW PAID			WHEN PAID
CODE ALLOWANCE		%	SPECIAL INSTRUCTIONS	OI	CM	CK	EI	M	Q	S	A
SA	New Store/Club Discount (% Applied to each line item for each new store P.O.)
OL	New Store/Club Discount (% Represents contribution of total business to New Store Program.)
NW	New Distribution Center
WA	Warehouse Allowance
QD	Warehouse Distribution Allowance
DM	Defective/Returned Mdse. Allowance − Not applicable in Puerto Rico. (When selected must mark option 3 under warranty policy.)
SD	Soft Goods Defective Allow
PA	Promotional Allowance
VD	Volume Discount
FA	Freight Allowance
AA	Advertising Allowance
TR	TV/Radio Media Allowance
DA	Display/Endcap Allowance
EB	Early Buy Allowance
HA	Handling Allowance

OI−Off Invoice; CM−Credit Memo; CK−Check; EI−Each Invoice; M−Monthly; Q−Quarterly; S−Semi−Annually; A−Annually;

IMPORTANT NOTICE: ALL PAYMENTS OF MONIES OWED PURSUANT TO THIS SUPPLIER AGREEMENT AND PURCHASE ORDERS MUST BE MAILED TO THE FOLLOWING ADDRESS:WAL−MART STORES, INC./SAM’S CLUB, C/O CORPORATE ACCOUNTING, P.O. BOX 500787, ST. LOUIS, MISSOURI 63150−0787. Note: Any payments on your Wal−Mart or SAM’S CLUB Credit Card should be mailed to the billing address indicated on your credit card statement, not the address above.

PAYMENT TERMS

[***] Cash Discount −−Enter whole percents

[***] Cash Discount Days Available(Must be filled in if a Cash Discount is used)

[***] Net Payment Days Available(Must be at least one day more than Cash Discount Days Available)

End Of Month Dating__ Yes X No

NEW STORE/WHSE TERMS IF DIFFERENT THAN REGULAR TERMS:

SHIPPING TERMS

FREIGHT TERMS	MINIMUM FOR PREPAID FREIGHT TERMS

__ Collect − F.O.B Supplier	0 Pounds

X Prepaid − F.O.B Company	1 Cases/Units

__Prepaid To consolidator − F.O.B. Company’s Consolidator	0 Whole Dollars

No freight charges are to be added to invoices. Refer to the current Routing Guide for detailed instructions.

CONDITION OF SALE

X Guaranteed Sales      __Consignment     __ Preticketing     __ Prepricing     __ Stock Balancing     __ Shelf Labels

__ Point of Sale (Pay from Scan)           __ Other

Product Chemical Information

Does Supplier currently sell, or anticipate selling, to Company under this Agreement any item of Merchandise that is or contains a powder, liquid, gel or paste that is not intended for human consumption; a compressed gas or propellant (such as an aerosol); or a flammable solid (such as matches)?

__Yes X No

RETURN POLICY.(SUPPLIER MUST CHOOSE ONE OPTION BELOW AND COMPLETE THE NECESSARY INFORMATION.)

Supplier will be charged current merchandise costs plus a 10% handling charge for all returned merchandise. Returned merchandise will be shipped with return freight charges billed back to Supplier. Returns are F.O.B. Purchaser.

__SUPPLIER OPTION #1: SUPPLIER WANTS RETURNED MERCHANDISE SENT TO THEM:

__A. Returned merchandise will be sent to Supplier direct from each store.

 Permanent return authorization #: _______________ , if required for shipment. If automatic return is not possible, a toll free number should be provided or Supplier must accept Purchaser’s collect calls to secure return authorization over the phone.

Phone: Extension #: Contact:

__B. Returned merchandise will be sent from store locations to the Return Center and sent to Supplier.

 Permanent return authorization #: _______________ , if required for shipment. If automatic return is not possible, a toll free number must be provided or Supplier must provide a fax number and a contact name.

Phone:                          Extension #:                          Contact:

Permanent return authorization #:___________

RETURN SHIPPING ADDRESS: Address:___________ City:___________ State: ____Zip:

Special Instructions:

X SUPPLIER OPTION #2: SUPPLIER DOES NOT WANT RETURNED MERCHANDISE SENT TO THEM.

__A. Returned merchandise must be disposed of by the individual store; OR

X B. Returned merchandise will be sent from store locations to the Return Center for disposal.[Choose one of the following three.]

__ i. Return Center may dispose of returned merchandise through salvage outlets or recycling operations, without accounting for the proceeds of such disposal;

__ii. Return Center must destroy returned merchandise. (Supplier may be charged for any additional costs of destruction.);

X iii. Return Center may donate returned merchandise to charity.

Special Instructions:

__SUPPLIER OPTION #3: CUSTOMER SATISFACTION MERCHANDISE ALLOWANCE:

Supplier will allow the Customer Satisfaction Merchandise Allowance stated in this agreement. The percentage must be adequate to cover all costs associated with returned merchandise, including but not limited to defective/returned merchandise and handling costs, or additional claims will be filed by the Return Center at our fiscal year end.

A.       Return Center may dispose of returned merchandise through salvage outlets or recycling operations, without accounting for the proceeds of such disposal;

B.       Return Center must destroy returned merchandise. (Supplier may incur additional handling charges to cover costs of destruction.);

C.       Returned merchandise will be sent from store locations to the Return Center and sent to Supplier. If Supplier requests the returned merchandise be sent to them, in addition to the Customer Satisfaction Allowance, the merchandise will be shipped with return freight charges billed back to Supplier; OR

D.       Return Center may donate Return Merchandise to charity.

Permanent return authorization #:___________

RETURN SHIPPING ADDRESS: Address:___________ City:___________ State: ____Zip:

Special Instructions:

In electing SUPPLIER OPTION 2.B.iii. or SUPPLIER OPTION 3.D. above, Supplier acknowledges and agrees that not all returned merchandise is suitable for donation. If the returned merchandise is deemed by Company to be unsuitable for donation, Supplier agrees that Company may either (i) destroy such returned merchandise (and Supplier may be charged for any additional costs of destruction) or (ii) dispose of such returned merchandise through recycling operations, without accounting for the proceeds of such disposal. Provided however, Company agrees to retain documentation of returned merchandise for a period of one (1) year after the date on such documentation. Supplier shall have the right, upon reasonable prior notice to Company, to examine and make copies of such documentation related to Supplier’s returned merchandise. Supplier shall be responsible for any and all expenses related to the examination or copies of such records.

SHIPPING INSTRUCTIONS

Supplier will ship all merchandise in accordance with the then current Shipping and Routing Instructions, Wal−Mart Stores, Inc. (the “Routing Instructions”). Supplier acknowledges it has received a copy of the Routing Instructions. The current Routing Instructions, as may be reasonably amended by Company from time to time, shall be available on Retail Link. Each purchase order will show a routing, which is determined by Company’s Traffic Department. Supplier is liable for the excess transportation cost if the designated routing is not followed. If Supplier has a question concerning the routing selected, Supplier must call Company’s Traffic Department before releasing the shipment at the following number: (479) 273−6359.

SHIPPING POINT	SHIPPING STATE
PITTSBURGH	PA

AMENDMENT TO SUPPLIER AGREEMENT

This Amendment is to the Supplier Agreement dated // between WAL−MART with its corporate offices at 702 SW 8th St., Bentonville, AR 72716 (hereinafter “Company”) and FACTOR NUTRITION LABS with its corporate offices at 100 COMMERCIAL STREET (hereinafter “Supplier”).

This Amendment shall be fully incorporated into the Supplier Agreement and any conflict between the Supplier Agreement and this Amendment shall be resolved in favor of this Amendment. Subsequent modifications, amendments, or addenda shall not change or affect this Amendment in any way unless this Amendment is specifically referenced therein and executed by Supplier and Company.

Pursuant to the foregoing, Company and Supplier specifically agree to the following changes to the Agreement:

Except as modified by this Amendment or by any other written agreement between the parties executed after the date of this Amendment, the sale and purchase of merchandise or goods by the parties will be controlled by the terms of the Supplier Agreement. This Amendment and the Supplier Agreement constitute the entire agreement between the parties with respect to its subject matter and no modification, change or alteration shall be effective unless in writing and executed by both parties.